                                                                    EXHIBIT 99.1


SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected consolidated financial data for the five years ended August 31, 1995,1996,1997,1998 and 1999. The selected consolidated financial data includes for all periods presented the results of operations and balance sheet data of the Company and GET Manufacturing, Inc., which the Company acquired in September 1999 in a transaction accounted for as a pooling of interests. These historical results are not necessarily indicative of the results to be expected in the future. The following table is qualified by reference to and should be read in conjunction with the consolidated financial statements and notes thereto and other financial data included elsewhere herein.


                                                                  YEARS ENDED AUGUST 31,
                                              ----------------------------------------------------------------
                                                 1995         1996         1997         1998           1999
                                              ---------    ---------   -----------   ----------     ----------
                                                       (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF EARNINGS DATA:
Net revenue.............................      $ 822,034   $1,050,624   $ 1,178,644   $1,484,245     $2,238,391

Cost of revenue.........................        768,170      959,495     1,040,214    1,307,692      1,992,803
                                              ---------    ---------   -----------   ----------     ----------
Gross profit............................         53,864       91,129       138,430      176,553        245,588
  Selling, general and administrative...         25,914       34,404        45,086       60,116         92,015
  Research and development..............          3,510        4,205         4,593        5,355          5,863
  Amortization of intangibles...........             --           --            --           --          1,225
  Acquisition and merger-related charges             --           --            --       20,825 (1)      7,030 (2)
  Goodwill write-off....................             --           --            --        3,578 (1)      3,578 (2)
                                              ---------    ---------    ----------   ----------     ----------
Operating income........................         24,440       52,520        88,751       86,679 (1)    135,877 (2)
  (Income) Loss from joint ventures.....            134         (316)       (1,287)          --             --
  Interest income.......................         (1,504)      (1,369)       (3,697)        (238)        (4,536)
  Interest expense......................         10,271        9,510         5,811        3,876          7,110
                                              ---------    ---------    ----------   ----------     ----------
Income before income taxes..............         15,539       44,695        87,924       83,041        133,303
  Income taxes..........................          2,986       14,311        28,611       25,572         48,484
  Minority interests....................           (252)          --            --           --             --
                                              ---------    ---------    ----------   ----------     ----------

Net income..............................      $  12,805    $  30,384    $   59,313   $   57,469 (1) $   84,819 (2)
                                              =========    =========    ==========   ==========     ==========
Earnings per share (3):
  Basic.................................      $    0.10    $    0.21    $     0.38   $     0.36     $     0.51
  Diluted...............................      $    0.10    $    0.20    $     0.36   $     0.35 (1) $     0.49 (2)
Common shares used in the calculations of
earnings per share (3):
  Basic.................................        126,695      147,815       155,181      158,589        166,754
  Diluted...............................        134,402      155,558       163,890      164,934        174,334

(1) In connection with the acquisition of certain assets of the LaserJet Formatter Manufacturing Organization of the Hewlett-Packard Company, (the "HP Acquisition"), we recorded an acquisition-related charge of $20.8 million ($12.9 million after-tax). During March 1999, we also recorded the write-off of impaired goodwill of a GET subsidiary of $3.6 million ($3.3 million after-tax). As a result of the overlapping period created when GET Manufacturing's fiscal year was conformed to an August 31 year end, this charge is included in the operating results of the year ended August 31, 1998. Operating income excluding these charges was $111.1 million. Net income excluding this charge was $73.7 million and diluted earnings per share was $0.45.
(2) During 1999, we recorded a merger-related charge of $7.0 million ($6.5 million after-tax) in connection with the merger with GET Manufacturing ("GET Merger"). During March 1999, we also recorded the write-off of impaired goodwill of a GET subsidiary of $3.6 million ($3.3 million after-tax). As a result of the overlapping period created when GET's fiscal year was conformed to an August 31 year end, the write-off falls into the results of operations for both years ended August 31, 1999 and 1998. Stockholders' equity was adjusted so that the duplicate amount is reflected only once in retained earnings. Operating income excluding these charges was $146.5 million for the year ended August 31, 1999. Net income excluding these charges was $94.6 million and diluted earnings per share was $0.54.
(3) Gives effect to a two-for-one stock split in the form of a 100% stock dividend to stockholders of record on March 23, 2000.


                                                                             AUGUST 31,
                                                      ----------------------------------------------------------
                                                        1995        1996        1997        1998         1999
                                                      --------    --------    --------    --------    ----------
                                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital ..................................    $ 39,463    $119,321    $103,253    $102,394    $  248,833
Total assets .....................................     365,144     370,025     484,133     625,173     1,035,421
Current installments of long-term
  obligations and other short-term debt ..........     103,282       9,342       9,173      28,302        32,490
Notes payable and long-term obligations,
  excluding current installments .................      38,188      63,499      53,540      83,582        33,333
Net stockholders' equity .........................    $ 82,374    $152,864    $216,913    $285,118    $  577,811

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW
         We make "forward-looking statements" within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995 throughout this Current Report on Form 8-K. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan" and "continue" or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Important factors which could cause our actual results to differ materially from the forward-looking statements in this document are set forth in the following "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Factors Affecting Future Results" sections and elsewhere in this document.

         You should read this document completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation will change in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

         Jabil is one of the leading worldwide independent providers of turnkey manufacturing services to electronics Original Equipment Manufacturers ("OEMs") in the communications, computer peripherals, personal computer, automotive and consumer products industries. During the past several years, Jabil has experienced substantial growth in net revenue, operating income and net income. This growth, as well as the growth of the overall Electronic Manufacturing Services ("EMS") industry, has been driven by the increasing number of electronics OEMs who are outsourcing their manufacturing requirements. We anticipate that this industry trend will continue during the next several years.

         We derive most of our net revenue under purchase orders from OEM customers. We recognize revenue, net of product return and warranty costs, typically at the time of product shipment. The volume and timing of orders placed by our customers vary due to several factors, including: variation in demand for our customers' products; our customers' inventory management; new product introductions and manufacturing strategy changes; and consolidations among our customers. Demand for our customers' products depends on, among other things, product life cycles, competitive conditions and general economic conditions.

         Our cost of revenue includes the cost of electronic components and other materials that comprise the products we manufacture, the cost of labor and manufacturing overhead, and provisions for excess and obsolete inventory adjustments. As a provider of turnkey manufacturing services, we are responsible for procuring components and other materials. This requires us to commit significant working capital to our operations and to manage the purchasing, receiving, inspection and stocking of materials. Although we bear the risk of fluctuations in the cost of materials, excess scrap and inventory obsolescence, we periodically negotiate cost of materials adjustments with our customers.

         Net revenue from each product that we manufacture consists of a component based on the costs of materials in that product and a component based on the labor and manufacturing overhead allocation to that product. We refer to the portion of the sales price of a product that is based on labor and manufacturing overhead costs as "manufacturing-based revenue," and to the portion of the sales price of a product that is based on materials costs as "material-based revenue." Our gross margin for any product depends on the mix between the cost of materials in the product and the cost of labor and manufacturing overhead allocated to the product. We typically realize higher gross margins on manufacturing-based revenue than we do on materials-based revenue. As we gain experience in manufacturing a product, we usually achieve increased efficiencies, which result in lower labor costs and manufacturing overhead for that product.

         Our operating results are impacted by the level of capacity utilization of manufacturing facilities, indirect labor and selling, general and administrative expenses. Gross margins and operating income margins have generally improved during periods of high volume and high capacity utilization. During periods of low volume production, we generally have idle capacity and reduced operating margins. As our capacity has grown during recent years, both through the construction of new "greenfield" facilities and the expansion of existing facilities, our selling, general and administrative expenses have increased to support this growth.

         We have consistently utilized advanced circuit design, production design and manufacturing technologies to meet the needs of our customers. To support this effort, our engineering staff focuses on developing and refining design and manufacturing technologies to meet specific needs of specific customers. Most of the expenses associated with these customer-specific efforts are reflected in our cost of revenue. In addition, our engineers engage in research and development of new technologies that apply generally to our operations. The expense of these research and development activities are reflected in the "Research and Development" line item in our Consolidated Financial Statements.

         An important element of our strategy is the expansion of our global production facilities. Substantially all of our revenue and materials costs worldwide are denominated in U.S. dollars, while our labor and utility costs in plants outside the United Sates are denominated in local currencies. We typically hedge these local currency costs through the purchase of foreign exchange contracts, the amount and cost of which have not been material.

         We continue to depend upon a relatively small number of customers for a significant percentage of our net revenue. Significant reductions in sales to any of our large customers would have a material adverse effect on our results of operations. In the past, some of our customers have terminated their manufacturing arrangements with us, and other customers have significantly reduced or delayed the volume of manufacturing services ordered from us. There can be no assurance that present or future customers will not terminate their manufacturing arrangements with us or significantly change, reduce or delay the amount of manufacturing services ordered from us. Any such termination of a manufacturing relationship or change, reduction or delay in orders could have an adverse effect on our results of operations or financial condition. See Note 7 of Notes to Consolidated Financial Statements.

ACQUISITIONS

         On August 3, 1998, we acquired certain assets (primarily raw material inventory and property, plant and equipment) relating to the LaserJet Formatter Manufacturing Organization of Hewlett-Packard Company located in Bergamo, Italy and Boise, Idaho (the "HP Acquisition"). The HP Acquisition price was approximately $80.0 million and was accounted for under the purchase method of accounting. The acquisition resulted in goodwill and other intangible assets of approximately $11.2 million, which are being amortized on a straight-line basis over ten years. The acquired assets were used by the Hewlett-Packard Company to manufacture printed circuit-board assemblies for the LaserJet printer division of Hewlett-Packard Company. Simultaneously with the HP Acquisition, we entered into a manufacturing agreement to continue to produce the printed circuit board assemblies being produced by the Hewlett-Packard Company operations in Bergamo and Boise.

         On September 1, 1999 we acquired the net assets of EFTC Services, Inc., an electronic product service and repair business. Jabil Global Services, Inc. will continue to offer repair and warranty services for existing and future customers from its hub-based operations in Memphis, Tennessee; Louisville, Kentucky; and Tampa, Florida. The purchase price of approximately $28 million was paid in cash. The acquisition was accounted for as a purchase.

         On September 13, 1999 we issued approximately 10.2 million shares of our common stock for all the outstanding common stock of GET Manufacturing, Inc., a China-based electronics manufacturing services provider. The transaction was accounted for as a pooling of interests and, accordingly, our historical consolidated financial statements have been restated to include the accounts and results of operations of GET Manufacturing, Inc.

         During the past several years, an increasing number of OEMs have divested manufacturing operations to EMS providers. Acquisitions of such manufacturing assets have permitted EMS companies to increase their capacity and solidify relationships with OEMs. We believe attractive acquisition opportunities exist that will support the expansion of our global manufacturing capabilities as well as the establishment and maintenance of long-term customer relationships. We plan to continue a strategy of selectively acquiring the assets of OEMs with size and growth characteristics consistent with our customer profile.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, certain operating data as a percentage of net revenue:


                                                                        YEARS ENDED AUGUST 31,
                                                                    ----------------------------
                                                                     1997        1998       1999
                                                                    -----       -----      -----
Net revenue..........................................               100.0%      100.0%     100.0%
Cost of revenue......................................                88.3        88.1       89.0
                                                                    -----       -----      -----
Gross margin.........................................                11.7        11.9       11.0
Selling, general and administrative..................                 3.8         4.1        4.1
Research and development.............................                 0.4         0.4        0.3
Amortization of intangibles..........................                  --          --        --
Acquisition and merger-related charges...............                  --         1.4        0.3
Goodwill write-off...................................                  --         0.2        0.2
                                                                    -----       -----      -----
Operating income.....................................                 7.5         5.8        6.1
Income from joint ventures...........................                (0.1)         --         --
Interest income......................................                (0.3)         --       (0.2)
Interest expense.....................................                 0.5         0.2        0.3
                                                                    -----       -----      -----
Income before income taxes...........................                 7.4         5.6        6.0
Income taxes.........................................                 2.4         1.7        2.2
                                                                    -----       -----      -----
Net income...........................................                 5.0%        3.9%       3.8%
                                                                    =====       =====      =====

FISCAL YEAR ENDED AUGUST 31, 1999 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1998

         NET REVENUE. Our net revenue increased 50.8% to $2.2 billion for fiscal year 1999, up from $1.5 billion in fiscal year 1998. The increase was primarily due to incremental revenue due to the HP Acquisition as well as increased production of communications products. Foreign source revenue represented 41% of our net revenue for fiscal year 1998 and 40% of net revenue for fiscal year 1999.

         GROSS PROFIT. Gross margin decreased to 11.0% in fiscal year 1999 from 11.9% in fiscal year 1998, reflecting a higher content of material-based revenue from the HP Acquisition and underutilization of assets in certain international factories.

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $92.0 million (4.1% of net revenue) in fiscal year 1999 from $60.1 million (4.1% of net revenue) in fiscal year 1998. This increase was primarily due to continued increases in staffing and related departmental expenses at all the Jabil locations, including the sites acquired in the HP Acquisition, along with increases in information systems staff to support the expansion of our business.

         RESEARCH AND DEVELOPMENT. Research and development expenses in fiscal year 1999 increased to $5.9 million (0.3% of net revenue) from $5.4 million (0.4% of net revenue) in fiscal year 1998 due to the expansion of electronic design activities.

         AMORTIZATION OF INTANGIBLES. Amortization of intangibles of $1.2 million was recorded in fiscal 1999 as a result of the HP acquisition. See Note 1 to the Consolidated Financial Statements.

         ACQUISITION AND MERGER- RELATED CHARGES. During the fourth quarter of fiscal year 1999, we incurred $7.0 million in merger-related charges consisting of professional fees and other merger-related charges as part of the GET merger. See Note 1 to the Consolidated Financial Statements.

         GOODWILL WRITE-OFF. During March 1999, we recorded a write-off of impaired goodwill related to a subsidiary of GET. As a result of the overlapping period created when GET's fiscal year was conformed to an August 31 year end, the write-off falls into the results of operations for both years ended August 31, 1999 and 1998. Stockholders' equity was adjusted to eliminate the duplicate amount from retained earnings. See Note 1(p) to the Consolidated Financial Statements.

         INTEREST INCOME. Interest income increased to $4.5 million in fiscal year 1999 from $238,000 in fiscal year 1998, as a result of increased income on cash balances and short-term investments.

         INTEREST EXPENSE. Interest expense increased to $7.1 million in fiscal year 1999 from $3.9 million in fiscal year 1998, primarily reflecting increased borrowings to support the HP Acquisition and working capital needs.

         INCOME TAXES. In fiscal year 1999, the effective tax rate increased to 36.4% from 30.8% in fiscal year 1998. The effective tax rate is predominantly a function of the mix of domestic versus international income from operations. See
Note 5 of Notes to Consolidated Financial Statements.




FISCAL YEAR ENDED AUGUST 31, 1998 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1997

         NET REVENUE. Our net revenue increased 25.9% to $1.5 billion for fiscal year 1998, up from $1.2 million in fiscal year 1997. The increase was primarily a result of manufacturing services growth provided to existing and new customers. Foreign source revenue represented 41.4% of our net revenue for fiscal year 1998 and 42.1% of net revenue for fiscal year 1997.

         GROSS PROFIT. Gross margin increased to 11.9% in fiscal year 1998 from 11.7% in fiscal year 1997, reflecting an increase in manufacturing-based revenues and overall capacity utilization.

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $60.1 million (4.1% of net revenue) in fiscal year 1998 from $45.1 million (3.8% of net revenue) in fiscal year 1997. This increase was primarily due to continued increases in staffing and related departmental expenses at our existing operations, new operations in Mexico, and sites acquired in the HP Acquisition, along with increases in information systems staff to support the expansion of our business in existing and new locations.

         RESEARCH AND DEVELOPMENT. Research and development expenses in fiscal year 1998 increased to $5.4 million (0.4% of net revenue) from $4.6 million (0.4% of net revenue) in fiscal year 1997 reflecting an increase in design-based activity.

         ACQUISITION AND MERGER-RELATED CHARGES. During the fourth quarter of fiscal year 1998, we completed the HP Acquisition and recorded a one-time acquisition-related charge of $20.8 million ($12.9 million after-tax) consisting of an in-process technology write-off of $6.5 million, work force related expenses of $10.0 million, and $4.3 million of other expenses.

         GOODWILL WRITE-OFF. During March 1999, we recorded the write-off of impaired goodwill of $3.6 million ($3.3 million after-tax). This charge is included in the operating results of the year ended August 31, 1998 as a result of the overlapping period created when GET Manufacturing's fiscal year was conformed to an August 31 year end. See Note 1(p) to the Consolidated Financial Statements.

         INCOME FROM JOINT VENTURES. During 1997, the Company held interests in a joint venture accounted for under the equity method. The Company sold its interest in the joint venture during the year ended August 31, 1998. As a result, income from joint ventures decreased from $1.3 million in fiscal year 1997 to $0 in fiscal year 1998.

         INTEREST INCOME. Interest income decreased to $238,000 in fiscal year 1998 from $3.7 million in fiscal year 1997, primarily as a result of decreased cash available for investing.

         INTEREST EXPENSE. Interest expense decreased to $3.9 million in fiscal year 1998 from $5.8 million in fiscal year 1997, primarily reflecting significantly reduced borrowings to meet short-term cash needs.

         INCOME TAXES. In fiscal year 1998, the effective tax rate decreased to 30.8% from 32.5% in fiscal year 1997. The effective tax rate is predominantly a function of the mix of domestic versus international income from operations. Our international operations are being taxed at a lower rate than in the United States, primarily due to the tax holiday granted to our Malaysian subsidiary. The Malaysian tax holiday is currently scheduled to expire on October 30, 2000.

QUARTERLY RESULTS

         The following table sets forth certain unaudited quarterly financial information for the 1998 and 1999 fiscal years. In the opinion of management, this information has been presented on the same basis as the audited consolidated financial statements appearing elsewhere, and all necessary adjustments (consisting only of normal recurring adjustments) have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited consolidated financial statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.


                                           FISCAL 1998                                       FISCAL 1999
                             -----------------------------------------        ------------------------------------------
                             NOV. 30,  FEB. 28,    MAY 31,    AUG. 31,        NOV. 30,  FEB. 28,   MAY 31,      AUG. 31,
                               1997      1998       1998        1998            1998      1999      1999          1999
                             --------  --------   --------    --------        --------  --------  --------      --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenue...............   $361,114  $376,609   $362,168    $384,354        $495,115  $558,703  $582,238      $602,335
  Cost of revenue.........    316,848   329,256    318,083     343,505         440,420   498,601   518,417       535,365
                             --------  --------   --------    --------        --------  --------  --------      --------
Gross profit..............     44,266    47,353     44,085      40,849          54,695    60,102    63,821        66,970
  Selling, general and
    administrative........     13,112    14,697     15,745      16,562          20,825    22,452    22,902        25,836
  Research and development      1,261     1,239      1,498       1,357           1,457     1,432     1,387         1,587
Amortization of
  intangibles.............         --        --         --          --             357       294       287           287
Acquisition and
  merger-related charges
  (1,2)...................         --        --         --      20,825              --        --        --         7,030
Goodwill write-off (1,2)..         --        --         --       3,578 (1)          --        --     3,578 (2)        -- (2)
                             --------  --------   --------    --------        --------  --------  --------      --------
Operating income (loss)...     29,893    31,417     26,842      (1,473)(1)      32,056    35,924    35,667 (2)    32,230 (2)
  Interest income.........        (46)     (109)       (42)        (41)           (322)     (400)   (1,507)       (2,307)
  Interest expense........        884     1,301        820         871           1,923     2,292     1,482         1,413
                             --------  --------   --------    --------        --------  --------  --------      --------
Income (loss) before
  income taxes............     29,055    30,225     26,064      (2,303)         30,455    34,032    35,692        33,124
   Income tax expense
     (benefit)............      9,684     9,169      7,854      (1,135)         10,440    11,778    13,310        12,956
                             --------  --------   --------    --------        --------  --------  --------      --------

Net income (loss).........   $ 19,371  $ 21,056   $ 18,210    $ (1,168)(1)    $ 20,015  $ 22,254  $ 22,382 (2)  $ 20,168 (2)
                             ========  ========   ========    ========        ========  ========  ========      ========
Earnings per share (3):
Basic ....................   $   0.12  $   0.13   $   0.12    $  (0.01)       $   0.13  $   0.14  $   0.13      $   0.12
                             ========  ========   ========    ========        ========  ========  ========      ========
Diluted...................   $   0.12  $   0.13   $   0.11    $  (0.01)(1)    $   0.12  $   0.13  $   0.12 (2)  $   0.11 (2)
                             ========  ========   ========    ========        ========  ========  ========      ========
Common shares used in the
calculations of earnings
per share (3):
Basic ....................    158,167   158,413    158,757     159,023         159,378   159,944   173,130       174,562
                             ========  ========   ========    ========        ========  ========  ========      ========

Diluted...................    165,332   164,888    165,094     164,418         165,986   167,436   181,328       182,586
                             ========  ========   ========    ========        ========  ========  ========      ========

The following table sets forth, for the periods indicated, certain financial information stated as a percentage of net revenue:


                                            FISCAL 1998                                     FISCAL 1999
                              -----------------------------------------       -----------------------------------------
                              NOV. 30,   FEB.28,    MAY 31,    AUG. 31,       NOV. 30,   FEB. 28,  MAY 31,     AUG. 31,
                                1997      1998       1998        1998           1998       1999     1999        1999
                              --------   -------    -------    --------       --------   --------  -------     --------
Net revenue...............     100.0%    100.0%     100.0%      100.0%         100.0%     100.0%   100.0%       100.0%
  Cost of revenue.........      87.7      87.4       87.8        89.4           89.0       89.2     89.0         88.9
                               -----     -----      -----       -----          -----      -----    -----        -----
Gross profit..............      12.3      12.6       12.2        10.6           11.0       10.8     11.0         11.1
  Selling, general and
    Administrative........       3.6       3.9        4.4         4.3            4.2        4.0      3.9          4.3
Research and development..       0.4       0.4        0.4         0.4            0.3        0.3      0.2          0.2
Amortization of
  intangibles ............        --        --         --          --            0.1        0.1      0.1           --
Acquisition and merger
  related charges (1,2)...        --        --         --         5.4             --         --       --          1.2 (2)
Goodwill write-off (1,2)..        --        --         --         0.9  (1)        --         --      0.6 (2)       --
                               -----     -----      -----       -----          -----      -----    -----        -----
Operating income (loss)          8.3       8.3        7.4        (0.4) (1)       6.4        6.4      6.2 (2)      5.4 (2)
Interest income...........        --        --         --          --           (0.1)      (0.1)    (0.2)        (0.3)
Interest expense..........       0.2       0.3        0.2         0.2            0.4        0.4      0.3          0.2
                               -----     -----      -----       -----          -----      -----    -----        -----
Income (loss) before
  income Taxes............       8.1       8.0        7.2        (0.6)           6.1        6.1      6.1          5.5
Income tax expense
  (benefit)...............       2.7       2.4        2.2        (0.3)           2.1        2.1      2.3          2.1
                               -----     -----      -----       -----          -----      -----    -----        -----
Net income ............          5.4%      5.6%       5.0%       (0.3)%(1)       4.0%       4.0%     3.8%(2)      3.4%(2)
                               =====     =====      =====       =====          =====      =====    =====        =====

--------------------------

(1) In connection with the HP Acquisition in the fourth quarter of fiscal year 1998, we recorded an acquisition-related charge of $20.8 million ($12.9 million after-tax). We also recorded a write-off of impaired goodwill of a GET subsidiary of $3.6 million ($3.3 million after-tax) during March 1999. As a result of the overlapping periods created when GET Manufacturing's fiscal year was conformed to an August 31 year end, the write-off is included in the results of operations for both of the quarters ended August 31, 1998 and May 31, 1999. Operating income for the quarter ended August 31, 1998 excluding these charges was $22.9 million (6.0% of net revenue). Net income excluding this charge was $15.0 million (3.9% of net revenue), and diluted earnings per share was $0.09.

(2) In connection with the GET Merger, we recorded merger-related charges of $7.0 million ($6.5 million after-tax) in the quarter ended August 31, 1999. During the quarter ended May 31, 1999, we recorded the write-off of impaired goodwill of a GET subsidiary of $3.6 million ($3.3 million after-tax). As a result of the overlapping period created when GET Manufacturing's fiscal year was conformed to an August 31 year end, this write-off is included in the operating results of both quarters ended August 31, 1998 (see note 1 above) and May 31, 1999. Stockholders' equity was adjusted so that the duplicate amount is reflected only once in retained earnings. Operating income excluding these charges was $39.3 million (6.5% of net revenue) and $39.2 million (6.7% of net revenue) for the quarters ended August 31, 1999 and May 31, 1999, respectively. Net income excluding this charge was $26.6 million (4.4% of net revenue) and $26.0 million (4.5% of net revenue) and diluted earnings per share was $0.15 and $0.14 for the quarters ended August 31, 1999 and May 31, 1999, respectively.
(3) Gives effect to a two-for-one stock split in the form of a 100% stock dividend to stockholders of record on March 23, 2000.

LIQUIDITY AND CAPITAL RESOURCES

         We have funded our operations from the proceeds of public equity offerings, private placement debt, borrowings on a revolving credit facility and cash generated from operations. In March 1999, we sold 13.8 million shares of our common stock which generated net proceeds of approximately $199 million.

         At August 31, 1999 our principal source of liquidity consisted of cash and short-term investments of $153.1 million and available borrowings under our credit facilities.

         Net cash provided by operating activities for the year ended August 31, 1999 was $110.5 million. This consisted primarily of $84.8 million of net income, $63.4 million of depreciation and amortization, $145.8 million of increases in accounts payable and accrued expenses, offset by $111.3 million of increases in accounts receivable and $77.5 million increases in inventories.

         Net cash used in investing activities of $192.7 million for the year ended August 31, 1999 was primarily a result of our capital expenditures of $168.7 million for equipment and facilities in North America and China to support increased manufacturing activities and $27.2 million of purchases of short-term investments.

         Net cash provided by financing activities of $175.2 million for the year ended August 31, 1999 resulted primarily from $199 million in proceeds from our common stock offering and a $21.5 million increase in short-term borrowings, offset in part by the repayment of borrowings on our revolving credit facility and an installment of principal on our private placement debt. See Notes 4 and 6 of Notes to Consolidated Financial Statements.

         Over the past several years, we have experienced significant growth. As a result, we have used cash to finance increases in our inventory and accounts receivable. In the event that we experience similar growth in the future, we may need to finance such growth and any corresponding working capital needs with additional borrowings under our revolving credit facility, as well as additional public and private offerings of our debt and equity.

         We believe that during fiscal year 2000, our capital expenditures will exceed $200 million, principally for machinery, equipment, facilities and related expenses. We believe that our level of resources, which include cash on hand, available borrowings, and funds provided by operations, will be more than adequate to fund these capital expenditure and working capital requirements for fiscal year 2000.


                        FACTORS AFFECTING FUTURE RESULTS


OUR OPERATING RESULTS MAY FLUCTUATE

         Our annual and quarterly operating results are affected by a number of factors, including:

         o        the level and timing of customer orders

         o the composition of the costs of sales between materials and labor and manufacturing overhead

         o        price competition

         o        our level of experience in manufacturing a particular product

         o        the degree of automation used in our assembly process

         o the efficiencies achieved by us in managing inventories and fixed assets

         o        fluctuations in materials costs and availability of materials

         o the timing of expenditures in anticipation of increased sales, customer product delivery requirements and shortages of components or labor

The volume and timing of orders placed by our customers vary due to variation in demand for our customers' products, our customers' inventory management, new product introductions and manufacturing strategy changes, and consolidations among our customers. In the past, changes in customer orders have had a significant effect on our results of operations due to corresponding changes in the level of overhead absorption. Any one or a combination of these factors could adversely affect our annual and quarterly results of operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS

         For the fiscal year ended August 31, 1999, our three largest customers accounted for approximately 47.8% of our net revenue and fewer than 20 customers accounted for more than 95% of our net revenue. For the fiscal year ended August 31, 1999, Hewlett-Packard Company and Cisco Systems, Inc. accounted for approximately 22% and 18% of our net revenue, respectively. We are dependent upon the continued growth, viability and financial stability of our customers whose industries have experienced rapid technological change, short product life cycles, consolidation, and pricing and margin pressures. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our net revenue. A significant reduction in sales to any of our customers, or a customer exerting significant pricing and margin pressures on us, would have a material adverse effect on our results of operations. In the past, some of our customers have terminated their manufacturing arrangements with us or have significantly reduced or delayed the volume of manufacturing services ordered from us. We cannot assure you that present or future customers will not terminate their manufacturing arrangements with us or significantly change, reduce or delay the amount of manufacturing services ordered from us. If they do, it could have a material adverse effect on our results of operations. In addition, we generate significant accounts receivables in connection with providing manufacturing services to our customers. If one or more of our customers were to become insolvent or otherwise were unable to pay for the manufacturing services provided by us, our operating results, financial condition and cash flows would be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

THE VOLUME AND TIMING OF CUSTOMER SALES MAY VARY

         The volume and timing of sales to our customers may vary due to:

         o        variation in demand for our customers' products

         o        our customers' attempts to manage their inventory

         o        electronic design changes

         o        changes in our customers' manufacturing strategy

         o        acquisitions of or consolidations among customers

Due in part to these factors, most of our customers do not commit to firm production schedules for more than one quarter in advance. Our inability to forecast the level of customer orders with certainty makes it difficult to schedule production and maximize utilization of manufacturing capacity. In the past, we have been required to increase staffing and other expenses in order to meet the anticipated demand of our customers. Anticipated orders from many of our customers have, in the past, failed to materialize or delivery schedules have been deferred as a result of changes in our customers' business needs, thereby adversely affecting our results of operations. On other occasions, our customers have required rapid increases in production, which have placed an excessive burden on our resources. Such customer order fluctuations and deferrals have had a material adverse effect on us in the past, and we may experience such effects in the future.

WE ARE IN A HIGHLY COMPETITIVE INDUSTRY

         The electronic manufacturing services business is highly competitive. We compete against numerous domestic and foreign manufacturers, including SCI Systems, Inc., Solectron Corporation, Celestica, Inc. and Flextronics International. In addition, we may in the future encounter competition from other large electronic manufacturers that are selling, or may begin to sell, electronic manufacturing services. Most of our competitors have international operations and some have substantially greater manufacturing, financial, research and development, and marketing resources than us. We also face potential competition from the manufacturing operations of our current and potential customers, who are continually evaluating the merits of manufacturing products internally versus the advantages of outsourcing.

OUR RAPID GROWTH MAY BE DIFFICULT TO MANAGE

         We have grown rapidly. Our ability to manage growth effectively will require us to continue to implement and improve our operational, financial and management information systems; continue to develop the management skills of our managers and supervisors; and continue to train, motivate and manage our employees. Our failure to effectively manage growth could have a material adverse effect on our results of operations. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY EXPERIENCE RISKS RELATING TO OUR COMPUTER INTEGRATION

         We are in the process of installing a new Enterprise Resource Planning system that will replace the current Manufacturing Resource Planning system and financial information systems. Any delay in the implementation of these new information systems could result in material adverse consequences, including disruption of operations, loss of information and unanticipated increases in cost.

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS

         We cannot assure you that we will be able to successfully integrate the operations and management of our recent acquisitions. Similarly, we cannot assure you that we will be able to consummate or, if consummated, successfully integrate the operations and management of future acquisitions. Acquisitions involve significant risks which could have a material adverse effect on us, including:

         o Financial risks, such as (1) potential liabilities of the acquired businesses; (2) the dilutive effect of the issuance of additional equity securities; (3) the incurrence of additional debt; (4) the financial impact of amortizing goodwill and other intangible assets involved in any acquisitions that are accounted for using the purchase method of accounting; and (5) possible adverse tax and accounting effects.

         0 Operating risks, such as (1) the diversion of management's attention to the assimilation of the businesses to be acquired; (2) the risk that the acquired businesses will fail to maintain the quality of services that we have historically provided; (3) the need to implement financial and other systems and add management resources; (4) the risk that key employees of the acquired businesses will leave after the acquisition; and (5) unforeseen difficulties in the acquired operations.

THE AVAILABILITY OF THE MANUFACTURING COMPONENTS WE NEED MAY BE LIMITED

         Substantially all of our net revenue is derived from turnkey manufacturing in which we provide materials procurement. While most of our significant long-term customer contracts permit quarterly or other periodic adjustments to pricing based on decreases and increases in component prices and other factors, we typically bear the risk of component price increases that occur between any such repricings or, if such repricing is not permitted, during the balance of the term of the particular customer contract. Accordingly, certain component price increases could adversely affect our gross profit margins. Almost all of the products we manufacture require one or more components that are available from only a single source. Some of these components are allocated from time to time in response to supply shortages. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. In addition, at various times industry wide shortages of electronic components have occurred, particularly of memory and logic devices. Such circumstances have produced significant levels of short-term interruption of our operations, and may have a material adverse effect on our results of operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

OUR INTERNATIONAL OPERATIONS MAY BE SUBJECT TO CERTAIN RISKS

         We derived 40% of our revenues from international operations in fiscal year 1999. We currently operate outside the United States in Contagem, Brazil; Dan Shui, Panyu, and Shenzhen, China; Bergamo, Italy; Penang, Malaysia; Guadalajara and Tijuana, Mexico; and Livingston, Scotland. We anticipate completing construction of a facility in Tiszaujuaros, Hungary in 2000, and continually consider additional opportunities to make foreign acquisitions and construct foreign facilities. Our international operations may be subject to a number of risks, including:

         o        difficulties in staffing and managing foreign operations

         o        political and economic instability

         o        unexpected changes in regulatory requirements and laws

         o longer customer payment cycles and difficulty collecting accounts receivable export duties, import controls and trade barriers (including quotas)

         o governmental restrictions on the transfer of funds to us from our operations outside the United States

         o burdens of complying with a wide variety of foreign laws and labor practices

         o fluctuations in currency exchange rates, which could affect local payroll, utility and other expenses

         o inability to utilize net-operating losses incurred by our foreign operations to reduce our U.S. income taxes

         In our experience, entry into new international markets requires considerable management time as well as start-up expenses for market development, hiring and establishing office facilities before any significant revenues are generated. As a result, initial operations in a new market may operate at low margins or may be unprofitable. See "Management's Discussion and Analysis of Financial Condition and Result of Operations--Liquidity and Capital Resources."

WE DEPEND ON KEY PERSONNEL

         Our continued success depends largely on the efforts and skills of our key managerial and technical employees. The loss of the services of certain of these key employees or an inability to attract or retain qualified employees could have a material adverse effect on us. We do not have employment agreements or noncompetition agreements with our key employees.

WE MUST MAINTAIN OUR TECHNOLOGICAL AND MANUFACTURING PROCESS EXPERTISE

         The market for our manufacturing services is characterized by rapidly changing technology and continuing process development. We are continually evaluating the advantages and feasibility of new manufacturing processes. We believe that our future success will depend upon our ability to develop and provide manufacturing services which meet our customers' changing needs, maintain technological leadership, and successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis. We cannot assure you that our process development efforts will be successful.

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAW COMPLIANCE RESPONSIBILITIES

         We are subject to a variety of federal, state, local and foreign environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing process. If we fail to comply with any present and future regulations, we could be subject to future liabilities or the suspension of production. In addition, such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment, or to incur other significant expenses to comply with environmental regulations.

CERTAIN EXISTING STOCKHOLDERS HAVE SIGNIFICANT CONTROL

         Our executive officers, directors and principal stockholders and their affiliates collectively beneficially own 28.9% of our outstanding common stock, of which William D. Morean beneficially owns 23.9%. As a result, our executive officers, directors, principal stockholders and their affiliates have significant influence over (1) the election of our Board of Directors, (2) the approval or disapproval of any other matters requiring stockholder approval, and
(3) the affairs and policies of Jabil.

OUR STOCK PRICE MAY BE VOLATILE

         Our common stock is traded on the New York Stock Exchange. The market price of our common stock has fluctuated substantially in the past and could fluctuate substantially in the future, based on a variety of factors, including future announcements covering us or our key customers or competitors, government regulations, litigation, changes in earnings estimates by analysts, fluctuations in quarterly operating results, or general conditions in the contract manufacturing, communications, computer peripherals, personal computer, automotive or consumer products industries. Furthermore, stock prices for many companies, and high technology companies in particular, fluctuate widely for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations and demand for our services, may adversely affect the market price of our common stock.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW MAY HAVE CERTAIN ANTI-TAKEOVER EFFECTS

         The Corporation Law of the State of Delaware and our certificate of incorporation and bylaws each contain certain provisions which may, in effect, discourage, delay or prevent a change of control of Jabil or unsolicited acquisition proposals from taking place.

WE ARE SENSITIVE TO CHANGES IN INTEREST RATES

         We pay interest on outstanding borrowings under our $225.0 million revolving credit facility at interest rates that fluctuate based upon changes in various base interest rates. As of August 31, 1999, we did not have outstanding borrowings under our revolving credit facility. An adverse change in the base rates upon which our interest rate is determined could have a material adverse effect on our financial position, results of operations and cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         See "Management's Discussion and Analysis of Financial Condition and Results of Operations: Factors Affecting Future Results - The Availability of the Manufacturing Components We Need May be Limited," "-Our International Operations May be Subject to Certain Risks", and "-We Are Sensitive to Changes in Interest Rates."

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         Certain information required by this item is included above under the heading "Quarterly Results" and is incorporated into this item by reference. All other information required by this item is included in the Consolidated Financial Statements and the notes thereto and is incorporated into this item by reference.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Not applicable.

                          Independent Auditors' Report


The Board of Directors
Jabil Circuit, Inc.:

We have audited the accompanying consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended August 31, 1999. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. We did not audit the consolidated balance sheets of GET Manufacturing, Inc. as of March 31, 1999 and August 31, 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended March 31, 1998, March 31, 1999, and August 31, 1999, which statements reflect total assets constituting 16.3% and 11.1% as of March 31, 1999 and August 31, 1999, and total revenues constituting 17.0%, 13.9% and 10.6%, for the years ended March 31, 1998, March 31, 1999, and August 31, 1999, respectively, of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for GET Manufacturing, Inc., is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jabil Circuit, Inc. and subsidiaries as of August 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 1999, in conformity with generally accepted accounting principles. Also in our opinion, based on our audits and the reports of other auditors, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ KPMG LLP
------------------------


St. Petersburg, Florida
September 15, 1999, except as to Note 9(c) which is as of September 22, 1999 and
Note 1(n) which is as of March 23, 2000

                          Independent Auditors' Report


To the Shareholders and Board of Directors of GET Manufacturing,Inc.

We have audited the consolidated balance sheet of GET Manufacturing, Inc. and subsidiaries as of August 31, 1999 (not presented separately herein), and the related consolidated statements of income, shareholders' equity and cash flows for the twelve months ended August 31, 1999 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GET Manufacturing, Inc. and subsidiaries at August 31, 1999, and the consolidated results of their operations and their cash flows for the twelve months ended August 31, 1999 in conformity with accounting principles generally accepted in the United States of America.


/s/ Ernst and Young
-------------------

Hong Kong
November 3, 1999

                          Independent Auditors' Report


To the Shareholders and Board of Directors of GET Manufacturing, Inc.

We have audited the consolidated balance sheets of GET Manufacturing, Inc. and subsidiaries as of March 31, 1999 and 1998 (not presented separately herein), and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1999 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GET Manufacturing, Inc. and subsidiaries at March 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ Ernst and Young
-------------------


Hong Kong
August 6, 1999

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


                                                                                            AUGUST 31,
                                                                                  -------------------------------
                                                                                      1998               1999
                                                                                  -----------         -----------
                                  ASSETS
Current assets:
  Cash and cash equivalents ..............................................        $    33,023         $   125,949
  Short term investments (note 1) ........................................                 --              27,176
  Accounts receivable, less allowance for doubtful accounts of $3,948
     in 1998 and $4,639 in 1999 (note  7) ................................            160,480             261,078
  Inventories (note 2 ) ..................................................            140,891             217,840
  Prepaid expenses and other current assets ..............................              3,522              15,174
  Deferred income taxes (note 5) .........................................             13,531              13,896
                                                                                  -----------         -----------
     Total current assets ................................................            351,447             661,113
Property, plant and equipment, net (note 3) ..............................            259,019             353,522
Other assets .............................................................             14,707              20,786
                                                                                  -----------         -----------
                                                                                  $   625,173         $ 1,035,421
                                                                                  ===========         ===========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (note 4) ........................        $     9,611         $    10,989
   Short-term debt (note 4) ..............................................             18,691              21,501
  Accounts payable .......................................................            157,509             300,093
  Accrued compensation and employee benefits .............................             24,310              28,866
  Other accrued expenses .................................................             33,082              30,320
  Income taxes payable ...................................................              5,850              20,511
                                                                                  -----------         -----------
     Total current liabilities ...........................................            249,053             412,280
Note payable and long-term debt, less current installments (note 4) ......             83,582              33,333
Deferred income taxes (note 5) ...........................................              5,193              10,199
Deferred grant revenue ...................................................              2,227               1,798
                                                                                  -----------         -----------
     Total liabilities ...................................................            340,055             457,610
                                                                                  -----------         -----------
Stockholders' equity (notes 1 and 6):
  Preferred stock, $.001 par value, authorized 1,000,000 shares; no shares
     issued and outstanding ..............................................                 --                  --
  Common stock, $.001 par value, authorized  240,000,000 shares;
      issued and outstanding, 159,165,140 shares in 1998, and
      174,703,179 in 1999 ................................................                159                 175
  Additional paid-in capital .............................................             89,946             296,688
  Retained earnings ......................................................            195,231             281,166
  Accumulated other comprehensive income .................................               (218)               (218)
                                                                                  -----------         -----------
     Total stockholders' equity ..........................................            285,118             577,811
                                                                                  -----------         -----------
Commitments and contingencies (note 9) ...................................
                                                                                  -----------         -----------
                                                                                  $   625,173         $ 1,035,421
                                                                                  ===========         ===========


          See accompanying notes to consolidated financial statements.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                   YEARS ENDED AUGUST 31,
                                                                     ---------------------------------------------------
                                                                        1997                 1998               1999
                                                                     -----------         -----------         -----------
Net revenue (note 7) ........................................        $ 1,178,644         $ 1,484,245         $ 2,238,391
Cost of revenue .............................................          1,040,214           1,307,692           1,992,803
                                                                     -----------         -----------         -----------
Gross profit ................................................            138,430             176,553             245,588
Operating expenses:
Selling, general and administrative .........................             45,086              60,116              92,015
Research and development ....................................              4,593               5,355               5,863
Amortization of intangibles .................................                 --                  --               1,225
Acquisition and merger-related charge (note 10) .............                 --              20,825               7,030
Goodwill write-off (note 1(p)) ..............................                 --               3,578               3,578
                                                                     -----------         -----------         -----------
Operating income ............................................             88,751              86,679             135,877
Income from joint ventures ..................................             (1,287)                 --                  --
Interest income .............................................             (3,697)               (238)             (4,536)
Interest expense ............................................              5,811               3,876               7,110
                                                                     -----------         -----------         -----------
Income before income taxes ..................................             87,924              83,041             133,303
Income taxes (note 5) .......................................             28,611              25,572              48,484
                                                                     -----------         -----------         -----------
Net income ..................................................        $    59,313         $    57,469         $    84,819
                                                                     ===========         ===========         ===========
Earnings per share:
  Basic .....................................................        $      0.38         $      0.36         $      0.51
                                                                     ===========         ===========         ===========
  Diluted ...................................................        $      0.36         $      0.35         $      0.49
                                                                     ===========         ===========         ===========
Common shares used in the calculations of earnings per share:
  Basic .....................................................            155,181             158,589             166,754
                                                                     ===========         ===========         ===========
  Diluted ...................................................            163,890             164,934             174,334
                                                                     ===========         ===========         ===========


          See accompanying notes to consolidated financial statements.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                    COMMON STOCK                                       UNEARNED       ACCUMULATED
                               ----------------------      ADDITIONAL                COMPENSATION        OTHER            NET
                                  SHARES         PAR        PAID-IN       RETAINED   FROM GRANT OF   COMPREHENSIVE   STOCKHOLDERS'
                               OUTSTANDING      VALUE       CAPITAL       EARNINGS   STOCK OPTION       INCOME           EQUITY
                               -----------      -----      ----------     --------   -------------   -------------   -------------
Balance at August 31, 1996 ..  152,368,780       $152       $ 74,815      $ 78,449       $(27)       $       (521)    $    152,868
Exercise of stock options ...    5,060,040          5          2,382            --         --                  --            2,387
Amortization of unearned
  Compensation ..............           --         --             --            --         27                  --               27
Shares issued under Employee
  Stock Purchase Plan .......      554,544          1          1,236            --         --                  --            1,237
Foreign currency translation
  adjustments ...............           --         --             --            --         --                 (18)             (18)
Tax benefit of options
  exercised .................           --         --          1,103            --         --                  --            1,103
Net income ..................           --         --             --        59,313         --                  --           59,313
                               -----------       ----       --------      --------       ----        ------------     ------------
Balance at August 31, 1997 ..  157,983,364       $158       $ 79,536      $137,762       $ --        $       (539)    $    216,917
Exercise of stock options ...      878,004          1            976            --         --                  --              977
Shares issued under Employee
  Stock Purchase Plan .......      303,772         --          2,320            --         --                  --            2,320
Foreign currency translation
  adjustments ...............           --         --             --            --         --                 321              321
Tax benefit of options
  exercised .................           --         --          7,114            --         --                  --            7,114
Net income ..................           --         --             --        57,469         --                  --           57,469
                               -----------       ----       --------      --------       ----        ------------     ------------
Balance at August 31, 1998 ..  159,165,140       $159       $ 89,946      $195,231       $ --        $       (218)    $    285,118
Exercise of stock options ...    1,263,531          1          2,882            --         --                  --            2,883
Shares issued under Employee
  Stock Purchase Plan .......      474,508          1          4,610            --         --                  --            4,611
Tax benefit of options
  exercised .................           --         --            657            --         --                  --              657
Secondary  Public  Offering,
  net of expenses ...........   13,800,000         14        198,593            --         --                  --          198,607
Elimination of duplicate
  equity resulting from
  non-conforming fiscal years
  (note 1) ..................           --         --             --         1,116         --                  --            1,116
Net income ..................           --         --             --        84,819         --                  --           84,819
                               -----------       ----       --------      --------       ----        ------------     ------------
Balance at August 31, 1999 ..  174,703,179       $175       $296,688      $281,166       $ --        $       (218)    $    577,811
                               ===========       ====       ========      ========       ====        ============     ============


          See accompanying notes to consolidated financial statements.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                        Years Ended August 31,
                                                                -------------------------------------
                                                                  1997            1998          1999
                                                                --------        -------       -------
Net income ..............................................       $ 59,313        $57,469       $84,819
Other comprehensive income (loss):
  Foreign currency translation adjustments ..............            (18)           321            --
                                                                --------        -------       -------
Comprehensive income ....................................       $ 59,295        $57,790       $84,819
                                                                ========        =======       =======


          See accompanying notes to consolidated financial statements.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                 YEARS ENDED AUGUST 31,
                                                                       -------------------------------------------
                                                                          1997             1998             1999
                                                                       ---------        ---------        ---------
Cash flows from operating activities:
  Net income ...................................................       $  59,313        $  57,469        $  84,819
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization .............................          30,714           42,333           63,417
     Profit from joint ventures ................................          (1,287)              --               --
     Goodwill write-off ........................................              --            3,578            3,578
     Recognition of grant revenue ..............................          (1,705)            (827)            (825)
     Deferred income taxes .....................................          (1,884)          (5,269)           4,641
     Loss (gain) on sale of property ...........................            (189)             121            2,749
     Acquisition related in-process research and
        development charge......................................              --            6,500               --
     Elimination of duplicate equity resulting from nonconforming
        fiscal years ...........................................              --               --            1,116
     Change in operating assets and liabilities, exclusive of net assets acquired:
        Accounts receivable ....................................         (29,886)         (24,578)        (111,324)
        Inventories ............................................         (34,454)           8,956          (77,490)
        Prepaid expenses and other current assets ..............             183            2,109          (12,606)
        Other assets ...........................................           1,495           (2,676)          (8,050)
        Accounts payable and accrued expenses ..................          59,053           14,805          145,779
        Income taxes payable ...................................           1,589           (1,202)          14,661
                                                                       ---------        ---------        ---------
     Net cash  provided by operating activities ................          82,942          101,319          110,465
                                                                       ---------        ---------        ---------
Cash flows from investing activities:
  Net cash paid for net assets acquired ........................          (6,664)         (64,990)              --
  Proceeds from disposal of joint ventures .....................           2,317               --               --
  Purchases of short-term investments ..........................              --               --          (27,176)
  Acquisition of property, plant and equipment .................         (97,447)        (111,269)        (168,674)
  Proceeds from sale of property and equipment .................             414            2,767            3,135
  Other investing activities ...................................              --           (1,706)              --
                                                                       ---------        ---------        ---------
     Net cash used in investing activities .....................        (101,380)        (175,198)        (192,715)
                                                                       ---------        ---------        ---------
Cash flows from financing activities:
  Increase in (repayment of) note payable to bank ..............          (1,763)          18,691           21,501
  Proceeds from (payments of) long-term debt and capital lease
     obligations ...............................................          (9,249)          30,387          (53,473)
  Net proceeds from issuance of common stock ...................           3,624            3,301          206,753
  Proceeds from grants .........................................             938              949              395
                                                                       ---------        ---------        ---------
     Net cash  provided by (used in) financing activities ......          (6,450)          53,328          175,176
                                                                       ---------        ---------        ---------
Net increase (decrease) in cash and cash equivalents ...........         (24,888)         (20,551)          92,926
Cash and cash equivalents at beginning of period ...............          78,462           53,574           33,023
                                                                       ---------        ---------        ---------
Cash and cash equivalents at end of period .....................       $  53,574        $  33,023        $ 125,949
                                                                       =========        =========        =========
Supplemental disclosure information:
  Interest paid ................................................       $   5,624        $   5,909        $   6,572
                                                                       =========        =========        =========
  Income taxes paid, net of refunds received ...................       $  29,388        $  31,422        $  29,930
                                                                       =========        =========        =========
  Tax benefit of options exercised .............................       $   1,103        $   7,114        $     657
                                                                       =========        =========        =========


          See accompanying notes to consolidated financial statements.

                     JABIL CIRCUIT, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Jabil Circuit, Inc. (together with its subsidiaries, herein referred to as the "Company") is an independent supplier of custom manufacturing services for circuit board assemblies, subsystems and systems to major original equipment manufacturers ("OEMs") in the communications, personal computer, peripherals, consumer and automotive industries. The Company's manufacturing services combine a high volume, highly automated manufacturing approach with advanced design and manufacturing technologies. The Company is headquartered in St. Petersburg, Florida and has manufacturing operations in North America, Europe and Asia.

         On September 13, 1999 the Company issued approximately 10.2 million shares of its common stock for all the outstanding common stock of GET Manufacturing, Inc. ("GET"), a China-based electronics manufacturing services provider to original equipment manufacturers serving the consumer electronics, telecommunications, medical and computer peripheral industries. The transaction was accounted for as a pooling of interests and, accordingly, the Company's historical consolidated financial statements for all periods presented have been restated to reflect the merger with GET. Because Jabil and GET had differing fiscal periods prior to the merger, GET's financial statements for the fiscal year ended March 31, 1999 and March 31, 1998 were combined with Jabil's financial statements for the years ended August 31, 1998 and August 31, 1997, respectively. GET's 1999 financial statements were conformed to the twelve months ending August 31 for purposes of consolidating with Jabil's financial statements for its year ended August 31, 1999. As a result of the overlapping period created when GET's fiscal year was conformed to an August 31 fiscal year, $1,116 of net loss (for the period September 1998 through March 1999) was included in consolidated net income for both fiscal years ended August 31, 1998 and 1999. Stockholders' equity was adjusted so that the duplicate amount is eliminated from retained earnings. There were no material transactions between Jabil and GET prior to the merger. The effects of conforming GET's accounting policies to those of Jabil were not material.

The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below:

                                             Years Ended August 31,
                                      1997            1998             1999
                                   ----------      ----------      -----------

Net Sales
    Jabil......................    $  978,102      $1,277,374      $ 2,000,346
    GET*.......................       200,542         206,871          238,045
                                   ----------      ----------      -----------
                                    1,178,644       1,484,245        2,238,391
                                   ==========      ==========      ===========

Net Income
    Jabil......................        52,497          56,933           91,474
    GET*.......................         6,816             536           (6,655)
                                   ----------      ----------      -----------
                                       59,313          57,469           84,819
                                   ==========      ==========      ===========

* Results for the year ended August 31, 1998 and 1997 include results for the years ended March 31, 1999 and 1998, respectively.


         During 1999, the Company recorded costs of approximately $7.0 million related to the merger. These costs consisted of financial advisory fees, professional and legal fees and other merger related costs and are reflected in the results of operations of fiscal 1999.

         Significant accounting policies followed by the Company are as follows:

      a. CONSOLIDATION

         The consolidated financial statements include the accounts and operations of Jabil Circuit, Inc. and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in preparing the consolidated financial statements.

      b. REVENUE RECOGNITION

         The Company typically recognizes revenue at the time of product shipment. Such revenue is recorded net of estimated product return and warranty costs. At August 31, 1998 and 1999, such estimated amounts for returns and warranties are not considered material.

         In connection with the August 3, 1998 acquisition of the net assets of Hewlett-Packard Company ("HP") laser printer operations, the Company entered into an agreement with HP to produce laser printer component products. During the first year of the agreement, the Company received compensation for committed capacity, as well as compensation for the raw material content of actual units produced. The committed capacity compensation was recorded on a units produced basis. The agreement for compensation for committed capacity expired in August 1999 and has been replaced with a unit pricing agreement similar to the Company's other contracts.

     c.  ACCOUNTING ESTIMATES

         Management is required to make estimates and assumptions during the preparation of the consolidated financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements. They also affect the reported amounts of net income. Actual results could differ materially from these estimates and assumptions.

      d. INVENTORIES

         Inventories are stated at the lower of cost (first in, first out
(FIFO) method) or market.


      e. PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment is stated at cost and depreciated and amortized on the straight-line method over the estimated useful lives of the respective assets. Estimated useful lives are stated below. Maintenance and repairs are charged to expense as incurred.

         Buildings and Improvements                           20 - 50 years
         Machinery and Equipment                               3 - 5  years

      f. CASH, CASH EQUIVALENTS AND OTHER FINANCIAL INSTRUMENTS

         The Company considers all highly liquid instruments with original maturities of 90 days or less to be cash equivalents for consolidated financial statement purposes. Cash equivalents consist of investments in money market funds and commercial paper with original maturities of 90 days or less. At August 31, 1998 and 1999 cash equivalents totaled approximately $0 and $67.2 million, respectively. Short term investments include corporate and governmental debt securities which are classified as available-for-sale and are reported at fair market value in accordance with Statement of Financial Accounting Standards 115, Accounting for Certain Investments in Debt and Equity Securities. As of August 31, 1999, the fair value of the Company's investments in corporate and governmental debt securities approximated amortized cost and as a result, unrealized holding gains and losses were insignificant. The fair value of the Company's cash, cash equivalants, accounts recievable and accounts payable approximates the carrying amount due to the relatively short maturity of these items.

      g. GRANT REVENUE

         The Company has been awarded grants related to the development of its Scottish operations. Grant funds are earned as certain milestones are met, and are being amortized over two to five-year periods.

      h. INCOME TAXES

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income in the period that includes the enactment date of the rate change.

      i. PROFIT SHARING AND 401(K) PLAN

         The Company contributes to a profit sharing plan for all employees who have completed a 12-month period of service in which the employee has worked at least 1,000 hours. In addition, the Company provides retirement benefits to its domestic employees through a 401(k) plan that provides a Company matching contribution. The Company also has defined contribution benefit plans for certain of its international employees primarily dictated by the custom of the region in which it operates. Company contributions are at the discretion of the Company's Board of Directors. The Company contributed approximately $4.5 million, $6.3 million, and $11.2 million for the years ended August 31, 1997, 1998, and 1999, respectively.

      j. FOREIGN CURRENCY TRANSACTIONS

         Gains or losses on foreign currency transactions are included in the determination of net income as the Company considers the United States dollar to be the functional currency of its foreign operations with the exception of GET. The functional currency of the Company's operations located in China is the Hong Kong dollar. In accordance with SFAS No. 52, "Foreign Currency Translation", the assets and liabilities for those operations are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at the weighted average exchange rate for the period. Resulting translation adjustments are reported as a separate component of Stockholders' Equity.

         The Company enters into foreign currency contracts in order to mitigate the impact of certain foreign currency fluctuations. Gains and losses related to the hedges of firm committments are deferred and included in the basis of the transaction when it occurs.


      k. NET INCOME PER SHARE

         The Company adopted Statement of Financial Accounting Standards No. 128, Earnings per Share (Statement 128), in the fiscal year ended August 31, 1998. Under Statement 128, the Company presents two earnings per share (EPS) amounts. Basic EPS is calculated based on net earnings available to common shareholders and the weighted-average number of shares outstanding during the reported period. Diluted EPS includes additional dilution from potential common stock, such as stock issuable pursuant to the exercise of stock options outstanding. Previously reported earnings per share amounts have been restated to conform to the Statement 128 requirements.


                                                                    Fiscal Year Ended
                                                          -------------------------------------
                                                         August 31,    August 31,    August 31,
                                                            1997          1998          1999
                                                         ----------    ----------    ----------
                                                          (In thousands except per share data)

Numerator:
Net income .........................................      $ 59,313      $ 57,469      $ 84,819
                                                          ========      ========      ========

Denominator:
Weighted average shares outstanding - Basic ........       155,181       158,589       166,754
Employee stock options and other ...................         8,709         6,345         7,580
                                                          --------      --------      --------
  Weighted average shares outstanding - Diluted.....       163,890       164,934       174,334
                                                          ========      ========      ========

Earnings per common share:
    Basic ..........................................      $   0.38      $   0.36      $   0.51
                                                          ========      ========      ========
    Diluted ........................................      $   0.36      $   0.35      $   0.49
                                                          ========      ========      ========


         For the years ended August 31, 1997, 1998 and 1999, options to purchase 424,000, 160,000, and 6,218 shares of common stock were outstanding during the period but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, and therefore, the effect would be anti-dilutive.


      l. COMPREHENSIVE INCOME

         Effective September 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which requires the Company to report and display certain information related to comprehensive income. Comprehensive income includes net income and other comprehensive income. The Statement defines comprehensive income as the changes in equity of an enterprise except those resulting from shareholder transactions. The Company's comprehensive income includes net income and foreign currency translation adjustments as shown in the accompanying Consolidated Statements of Comprehensive Income.


      m. STOCK BASED COMPENSATION

         Prior to September 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of granting of stock options only if the current market price of the underlying stock exceeded the exercise price. Effective September 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (Statement 123), which permits entities to recognize as expense over the vesting period the fair value of all stock based awards on the date of the grant. Alternatively, Statement 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma net income per share disclosures for employee stock options granted in fiscal 1996 and subsequent years as if the fair value based method defined in Statement 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure required by Statement 123.

      m. STOCK SPLITS

         On June 17, 1997, January 29, 1999 and March 23, 2000, the Company's Board of Directors approved two-for-one stock splits of the Company's common stock. Share and per share information in the accompanying consolidated financial statements and notes has been adjusted to reflect the impact of the common stock splits for all periods presented.

      o. INTANGIBLE ASSETS

         Intangible assets are comprised of goodwill and other intellectual property. Intangible assets, aggregating approximately $10.0 million, net of $1.2 million of amortization, as of August 31, 1999, are classified as a component of other assets in the accompanying consolidated balance sheets. Such amounts are amortized over a ten-year period.

      p. IMPAIRMENT OF LONG-LIVED ASSETS

         The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of its carrying amount, including the unamortized portion of goodwill allocated to the property and equipment, to future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment, including the allocated goodwill, if any, exceeds its fair market value. The Company assesses the recoverability of enterprise level goodwill by determining whether the unamortized goodwill balance can be recovered through undiscounted future cash flows of the acquired operation. The amount of enterprise level goodwill impairment, if any, is measured based on projected discounted future cash flows using a discount rate reflecting the Company's average cost of funds. During 1999, the Company determined that the portion of goodwill related to GET's 1997 acquisition of Able Electronics Corporation ("Able") was impaired. As a result of the overlapping period created when GET's fiscal year was conformed to an August 31 fiscal year, the write off of the unamortized goodwill of $3,578,000 is included in the results of operations for both fiscal years ended August 31, 1998 and 1999. Stockholders' equity was adjusted to eliminate the duplicate effect on retained earnings (see Note 1).

2.       INVENTORIES

         Inventories consist of the following (in thousands):

                                                             AUGUST 31,
                                                       1998              1999
                                                     --------          --------
Raw materials.................................       $112,137          $159,203
Work in process...............................         20,089            29,622
Finished goods................................          8,665            29,015
                                                     --------          --------
                                                     $140,891          $217,840
                                                     ========          ========


3.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consists of the following (in thousands):


                                                               AUGUST 31,
                                                           1998         1999
                                                        --------      --------

Land and improvements ........................          $ 13,679      $ 19,459
Buildings ....................................            74,867        91,032
Leasehold improvements .......................            11,276        11,300
Machinery and equipment ......................           224,810       311,396
Furniture, fixtures and office equipment .....            13,620        17,246
Computer equipment ...........................            26,160        58,625
Transportation equipment .....................             5,328         4,823
Construction in progress .....................            23,832        19,126
                                                        --------      --------

Less accumulated depreciation and amortization           134,553       179,485
                                                        --------      --------
                                                        $259,019      $353,522
                                                        ========      ========

         During the year ended August 31, 1999, the Company completed an expansion of its manufacturing facility in Guadalajara, Mexico. During the years ended August 31, 1997, 1998 and 1999, the Company capitalized approximately $120,000, $83,000 and $0, respectively, in interest related to the constructed facilities.

         Maintenance and repairs expense was approximately $6.2 million, $10.1 million, and $10.6 million for the years ended August 31, 1997, 1998, and 1999, respectively.


4.       DEBT

         Short-term and Long-term debt consists of the following (in thousands):

                                                               AUGUST 31,
                                                           1998          1999
                                                         --------      -------

Short-term debt (a) ..........................           $ 18,691      $21,501
Term loans (b) ...............................             50,000       41,666
Borrowings under revolving credit facility (c)             40,000           --
Bank loans (d) ...............................              3,193        2,656
                                                         --------      -------
Total notes payable and long-term debt .......            111,884       65,823
Less current installments of long-term debt ..              9,611       10,989
Less short-term debt .........................             18,691       21,501
                                                         --------      -------
Notes payable and long-term debt, less current
    installments and short-term debt .........           $ 83,582      $33,333
                                                         ========      =======

(a) At August 31, 1998 and August 31, 1999, the Company had banking facilities of approximately $29 million available for trade finance, letters of credit, bank overdrafts, trust receipts and short-term bank loans. The weighted average interest rates on the various short-term debts as of August 31, 1998 and 1999 were 6.95% and 7.46%, respectively. These debts are collateralized by corporate guarantees from the Company and certain subsidiaries of the Company.

(b) In May 1996, the Company completed a private placement of $50,000,000 Senior Notes due 2004. The Notes have a fixed interest rate of 6.89%, with interest payable on a semi-annual basis. Principal is payable in six equal annual installments which began May 30, 1999.

(c) In August 1998, the Company renegotiated its unsecured line of credit facility and established a $225 million unsecured revolving credit facility with a syndicate of banks ("Revolver"). Under the terms of the Revolver, borrowings can be made under either floating rate loans or Eurodollar rate loans. The Company pays interest on outstanding floating rate loans at the banks' prime rate. The Company pays interest on outstanding Eurodollar loans at the London Interbank Offered Rate (LIBOR) in effect at the loan inception plus a factor of .625% to 1.00% depending on the Company's funded debt to total capitalization ratios. The Company pays a commitment fee on the unused portion of the Revolver at .20% to .25% depending on the Company's funded debt to total capitalization ratios. The renegotiated Revolver expires on August 3, 2001 and outstanding borrowings are then due and payable. As of August 31, 1999, there were no borrowings outstanding under the Revolver and $225 million of the facility was available. As of August 31, 1998, there were $40 million in borrowings outstanding under the Revolver and $185 million of the facility was available.

(d) As of August 31, 1998 and 1999, a subsidiary of the Company had $3,193,000 and $2,656,000, respectively, outstanding under long-term loan agreements with a bank, which bear interest at a variable rate from 1 to 3 months at the Hong Kong Interbank Offering Rate (5.63% and 6.44% at August 31, 1998 and 1999, respectively) plus 1.25% to 1.5%. The weighted average interest rate on the long-term bank loans as of August 31, 1998 was 6.28% and 7.0% as of August 31, 1999. The loans are collateralized by the Company's building in Hong Kong and guarantees from the Company and certain of its other subsidiaries.

The agreements related to the obligations described above contain a number of restrictive financial and/or other covenants. In all cases, the Company was in compliance with the respective covenants as of August 31, 1999.

At August 31, 1999, maturities of all notes payable and long-term debt are as follows (dollars in thousands):

Fiscal Years Ending August 31:
2000.............................................................     $ 10,989
2001.............................................................        8,334
2002.............................................................        8,333
2003.............................................................        8,333
2004.............................................................        8,333
                                                                      --------
                                                                      $ 44,322
                                                                      ========

         The estimated fair value of the Company's notes payable and long-term debt approximate carrying value due to the nature of variable rate debt and the current prevailing market rates of interest.

5.       INCOME TAXES

         Income tax expense amounted to $28.6 million, $25.6 million and $48.5 million for the years ended August 31, 1997, 1998 and 1999, respectively (an effective rate of 32.5%, 30.8% and 36.4%, respectively). The actual expense differs from the "expected" tax expense (computed by applying the U.S. federal corporate tax rate of 35% to earnings before income taxes) as follows (in thousands):

                                                 YEARS ENDED AUGUST 31,
                                            1997          1998          1999
                                          --------      --------      --------

Computed "expected" tax expense .....     $ 30,773      $ 29,064      $ 46,656
State taxes, net of Federal benefit..        1,352           895         3,512
Income of Malaysian subsidiary ......       (2,706)       (5,957)       (4,683)
Other, net ..........................         (808)        1,570         2,999
                                          --------      --------      --------
                                          $ 28,611      $ 25,572      $ 48,484
                                          ========      ========      ========


         The Company's Malaysian subsidiary has been granted "pioneer" tax status for the five-year period commencing November 1, 1995. This status allows tax-free treatment by the Malaysian government for the subsidiary's income through October 30, 2000. Malaysia's statutory income tax rate is 30%. The Malaysian subsidiary generated income during the years ended August 31, 1997, 1998 and 1999, resulting in a tax holiday of approximately $2.7 million ($0.02 per share), $5.9 million ($0.04 per share) and $4.7 million ($0.03 per share), respectively.

         The Company's subsidiary in mainland China is governed by the Income Tax Law of the PRC concerning foreign investment enterprises and various local income tax laws (the "Income Tax Laws"). Pursuant to the Income Tax Laws, the subsidiary is exempted from income taxes for a period of two years commencing from its first profitable year after recovery of accumulated losses and is entitled to a 50% tax exemption for the following three years. At August 31, 1999, the subsidiary had not entered into the tax holiday period.

         The Company intends to indefinitely re-invest income from all of its foreign subsidiaries. The aggregate undistributed earnings of the Company's foreign subsidiaries for which no deferred income taxes have been recorded was approximately $77.9 million as of August 31, 1999. Determination of the amount of unrecognized deferred tax liability on these undistributed earnings is not practicable.

         The components of income tax expense (benefit) are (in thousands):


                                           CURRENT       DEFERRED       TOTAL
                                           --------      --------      -------
1997:
  Federal ............................     $ 24,155      $ (1,800)     $22,355
  State ..............................        2,236          (156)       2,080
  Foreign ............................        4,104            72        4,176
                                           --------      --------      -------
                                           $ 30,495      $ (1,884)     $28,611
                                           ========      ========      =======
1998:
  Federal ............................     $ 26,682      $ (4,001)     $22,681
  State ..............................        1,770          (449)       1,321
  Foreign ............................        2,389          (819)       1,570
                                           --------      --------      -------
                                           $ 30,841      $ (5,269)     $25,572
                                           ========      ========      =======
1999:
  Federal ............................     $ 30,311      $  5,705      $36,016
  State ..............................        5,397           495        5,892
  Foreign ............................        8,135        (1,559)       6,576
                                           --------      --------      -------
                                           $ 43,843      $  4,641      $48,484
                                           ========      ========      =======

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                                                                 AUGUST 31,
                                                                                            1998           1999
                                                                                          --------      --------

Deferred tax assets:
  Net operating loss carryforward ...................................................     $  1,077      $  1,507
  Royalty expense ...................................................................            4             4
  Accounts receivable, principally due to allowance for doubtful accounts ...........        1,171         1,319
  Grant receivable ..................................................................        1,397           146
  Inventories, principally due to reserves and additional costs
    inventoried for tax purposes pursuant to the Tax Reform Act of 1986 .............        5,365         4,608
 Compensated absences, principally due to accrual for financial reporting purposes...          839         1,672
 Accrued expenses, principally due to deferrals for financial reporting purposes ....        3,023         1,071
  Other .............................................................................        1,168         4,082
                                                                                          --------      --------
     Total gross deferred tax assets ................................................       14,044        14,409
     Less valuation allowance .......................................................         (513)         (513)
                                                                                          --------      --------
     Net deferred tax assets ........................................................     $ 13,531      $ 13,896
                                                                                          ========      ========
Deferred tax liabilities:
 Intangible assets ..................................................................       (3,376)        3,534
 Property, plant and equipment, principally due to differences in
     depreciation and amortization ..................................................        8,569         6,665
                                                                                          --------      --------
     Deferred tax liabilities .......................................................     $  5,193      $ 10,199
                                                                                          ========      ========


         The related deferred tax assets have been recognized to the extent of the anticipated future taxable earnings of these subsidiaries.

6.       STOCKHOLDERS' EQUITY

      a. PUBLIC OFFERING

         On March 10, 1999, the Company completed an equity offering of 24,150,000 shares of its Common Stock (including 3,150,000 shares that were issued to cover the underwriters' over-allotments). The Company sold 13,800,000 shares and certain Company stockholders sold 10,350,000 shares at $15 per share. Net proceeds to the Company were approximately $199 million.

      b. STOCK OPTION PLANS

         As of August 31, 1999, options to purchase a total of 5,461,600 shares were outstanding under the 1983 and 1989 stock option plans. The Board of Directors terminated these plans in November 1992, and no additional options may be issued thereunder. The exercise price of the outstanding options under these plans is equal to fair market value, as determined by the Company, on the date of grant.

         The Company's 1992 Stock Option Plan (the "1992 Plan") provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code and for the granting of non-statutory stock options to employees and consultants of the Company. The 1992 Plan was adopted by the Board of Directors in November 1992 and approved by the stockholders in December 1992. A total of 16,440,000 shares of common stock have been reserved for issuance under the 1992 Plan. As of August 31, 1999, options to purchase 6,008,180 shares are outstanding under the 1992 Plan.

         The exercise price of all incentive stock options granted under the 1992 Plan is to be at least equal to the fair market value of shares of common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any stock option granted is to equal at least 110% of the fair market value on the grant date and the maximum term of the option may not exceed five years. The term of all other options under the 1992 Plan may not exceed ten years.

         In connection with the merger with GET, the Company has assumed all options outstanding under the GET Stock Option Plan (the "GET Plan"). Options under the GET Plan have been converted into the Company's options and adjusted to effect the appropriate conversion ratio as specified by the applicable merger agreement. The options generally vest over three to four years and expire ten years after the date of grant. Due to the merger between the Company and GET, the GET Plan was terminated. As a result, no further options may be granted under the GET Plan.

         The following table summarizes option activity from September 1, 1996 through August 31, 1999:

                                                       OPTIONS OUTSTANDING
                                                       -------------------

                                             SHARES                         WEIGHTED
                                           AVAILABLE                         AVERAGE
                                           FOR GRANT         SHARES       OPTION PRICE
                                           ----------      -----------    ------------

Balance at August 31, 1996 ...........      1,845,644       14,742,715      $   0.51

                 Options granted .....       (925,073)         925,073          4.73
                 Options cancelled ...         18,560          (18,560)         0.65
                 Options exercised ...             --       (5,060,040)         0.47
                                           ----------      -----------      --------
Balance at August 31, 1997 ...........        939,131       10,589,188      $   0.90

                 Options authorized...      4,967,555               --            --
                 Options granted .....     (1,912,000)       1,912,000          4.73
                 Options cancelled ...        661,516         (661,516)         1.63
                 Options exercised ...             --         (878,005)         0.77
                                           ----------      -----------      --------
Balance at August 31, 1998 ...........      4,656,202       10,961,667      $   1.53

                 Options authorized...      6,000,000               --            --
                 Options granted .....     (3,389,200)       3,389,200          7.97
                 Options cancelled ...        394,470         (394,470)         2.18
                 Options exercised ...             --       (1,263,531)         1.83
                                           ----------      -----------      --------
Balance at August 31, 1999 ...........      7,661,472       12,692,866      $   3.20
                                           ==========      ===========      ========


At August 31, 1999, options for 8,402,072 shares were excercisable.

         The range of exercise prices, shares, weighted average contractual life and exercise price for the options outstanding as of August 31, 1999 are presented below:

                                                Weighted-          Weighted-
             Range of                            Average            Average
         Exercise Prices        Shares      Contractual Life     Exercise Price
         ---------------      ----------    ----------------     --------------

         $         0.22        5,461,600          2.00              $ 0.22
            0.62 - 2.00        2,920,246          6.81                1.31
           5.50 - 15.12        4,069,020          8.85                7.78
          15.75 - 24.75          242,000          9.47               16.36
          -------------       ----------          ----               -----

         $ 0.22 - 24.75       12,692,866          5.45              $ 3.20
         ==============       ==========          ====              ======

         The range of exercise prices, shares and weighted average exercise price of the options exercisable at August 31, 1999 are presented below:

                                                        Weighted-
             Range of               Shares               Average
         Exercise Prices          Exercisable       Contractual Life
         ---------------          -----------       ----------------

         $         0.22            5,461,600            $  0.22
            0.62 - 2.00            1,983,832               1.09
           5.50 - 15.12              929,740               7.95
          15.75 - 24.75               26,900              15.83
         --------------            ---------            -------

         $ 0.22 - 24.75            8,402,072            $  1.33
         ==============            =========            =======


         The per-share weighted-average fair value of stock options granted during 1997, 1998 and 1999 was $14.82, $11.23 and $12.57, respectively, on the dates of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 1997 - expected dividend yield of 0%, risk-free interest rate of 6.2%, expected volatility of 76%, and an expected life of 5 years; 1998 - expected dividend yield of 0%, risk-free interest rate of 5.6%, expected volatility of 78%, and an expected life of 5 years; 1999 Expected dividend yield of 0%, risk-free interest rate of 6.0%, expected volatility of 96% and an expected life of 5 years.

      c. STOCK PURCHASE PLAN

         The Company's 1992 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in November 1992 and approved by the stockholders in December 1992. A total of 4,820,000 shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code.

         Employees are eligible to participate after one year of employment with the Company. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, as defined, at a price equal to 85% of the fair market value of the Common Stock at the beginning or end of the offering period, whichever is lower. Unless terminated sooner, the Purchase Plan will terminate ten years from its effective date. As of August 31, 1999, a total of 3,880,640 shares had been issued under the Purchase Plan.

         The per-share weighted-average fair value of stock issued to employees in 1997, 1998 and 1999, respectively, under the Company's 1992 Employee Stock Purchase Plan was $3.44, $6.88, and $8.16, respectively, using the Black-Scholes option-pricing model with the identical assumptions as those listed for stock options granted during those years.

      d. PRO FORMA RESULTS

         The Company applies APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Additionally, no compensation costs are reflected for the discount related to shares granted to employees under the 1992 Employee Stock Purchase Plan. Had the Company determined compensation cost based on Statement 123, the Company's net income would have been as follows:


                                                 1997                    1998                      1999
                                         --------------------    --------------------     --------------------
                                           Net       Diluted      Net        Diluted       Net        Diluted
                                          Income        EPS      Income        EPS        Income        EPS
                                         --------    --------    --------    --------     --------    --------

         As Reported ...............     $ 59,313     $ 0.36     $ 57,469     $  0.35     $ 84,819    $  0.49

         Statement 123  Compensation
         (Net of tax) ..............         (816)      0.00       (2,232)      (0.01)      (5,635)     (0.03)

         Pro forma disclosure ......     $ 58,497     $ 0.36     $ 55,237     $  0.34     $ 79,184    $  0.46

         As discussed in Note 1(m) the disclosure presented above represents only the estimated fair value of stock options granted in fiscal 1996 and subsequent years. Such disclosure is not necessarily indicative of the fair value of stock options that could be granted by the Company in future fiscal years or of all options currently outstanding.

7.       CONCENTRATION OF RISK AND SEGMENT DATA

      a. CONCENTRATION OF RISK

         Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.

         Sales of the Company's products are concentrated among specific customers. Sales to the following customers, expressed as a percentage of consolidated net revenue, and the percentage of accounts receivable for each customer, were as follows:

                                 PERCENTAGE OF              PERCENTAGE OF
                                  NET REVENUE            ACCOUNTS RECEIVABLE
                              YEAR ENDED AUGUST 31,     AUGUST 31,   AUGUST 31,
                            ------------------------    ----------   ----------
                            1997     1998     1999        1998          1999
                            ----     ----     ----        ----          ----

Hewlett-Packard Company..    11%       *       22%         22%           16%
Cisco Systems, Inc. .....    16%      18%      18%          *             *
3Com ....................    17%      16%       *           *             *

*    Amount was less than 10% of total

     b. SEGMENT DATA

         The Company adopted Financial Accounting Standards Board Statement No. 131, Disclosures About Segments of an Enterprise and Related Information (Statement 131), in fiscal year 1999. Statement No. 131 establishes standards for reporting information about segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available and that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

         The Company derives its revenues from providing manufacturing services to major electronic OEMs on a contract basis. Operating segments consist of the Company's manufacturing locations. The Company has aggregated its operating segments into the Electronic Manufacturing Services (EMS) and GET Operations segments. The services provided, the manufacturing processes, class of customers and the order fulfillment process is similar and generally interchangeable across manufacturing locations in the EMS segment. The GET Operations segment differs in these respects from the EMS segment and is pending future integration into the Company's operations. Corporate adjustments and non-recurring charges include research and development costs, interest income on cash and short-term investments, interest expense on corporate debt, acquisition and merger-related costs and other corporate charges.

         The following table sets forth segment information (in thousands):

                                                                       CORPORATE
                                                                      ADJUSTMENTS
                                        ELECTRONIC                        AND
                                       MANUFACTURING       GET       NON-RECURRING    CONSOLIDATED
                                         SERVICES       OPERATIONS      CHARGES         COMPANY
                                        -----------      ---------      --------      -----------
YEAR ENDED AUGUST 31, 1997:

Net revenue .......................     $   978,102      $ 200,542            --      $ 1,178,644

Depreciation and amortization .....          24,233          5,790           691           30,714

Interest income ...................              --             --         3,697            3,697

Interest expense ..................              --             --         5,811            5,811

Income before income tax ..........          90,351          8,373       (10,800)          87,924
Income tax expense ................         (31,485)          (921)        3,795          (28,611)
                                        -----------      ---------      --------      -----------
                                        $    58,866      $   7,452      $ (7,005)     $    59,313
                                        ===========      =========      ========      ===========
Long-lived assets .................     $   129,865      $  33,291      $ 10,040      $   173,196
                                        ===========      =========      ========      ===========
Total assets ......................     $   364,628      $  78,230      $ 41,275      $   484,133
                                        ===========      =========      ========      ===========
Capital expenditures ..............     $    88,281      $   3,642      $  5,524      $    97,447
                                        ===========      =========      ========      ===========

FOR THE YEAR ENDED AUGUST 31, 1998:

Net revenue .......................     $ 1,277,374      $ 206,871            --      $ 1,484,245

Depreciation and amortization .....          32,110          6,631         3,592           42,333

Interest income ...................              --             --           238              238

Interest expense ..................              --             --         3,876            3,876

Income before income tax ..........         108,014          6,724       (31,697)          83,041
Income tax expense ................         (34,888)        (2,016)       11,332          (25,572)
                                        -----------      ---------      --------      -----------
                                        $    73,126      $   4,708      $(20,365)     $    57,469
                                        ===========      =========      ========      ===========
Long-lived assets .................     $   216,597      $  37,402      $ 19,727      $   273,726
                                        ===========      =========      ========      ===========
Total assets ......................     $   470,341      $ 101,846      $ 52,986      $   625,173
                                        ===========      =========      ========      ===========
Capital expenditures ..............     $    96,281      $  11,487      $  3,501      $   111,269
                                        ===========      =========      ========      ===========

FOR THE YEAR ENDED AUGUST 31, 1999:

Net revenue .......................     $ 2,000,346      $ 238,045            --      $ 2,238,391

Depreciation and amortization .....          53,442          7,439         2,536           63,417

Interest income ...................              --             --         4,536            4,536

Interest expense ..................              --             --         7,110            7,110

Income before income tax ..........         151,877          7,005       (25,579)         133,303
Income tax expense ................         (52,629)        (2,518)        6,663          (48,484)
                                        -----------      ---------      --------      -----------
                                        $    99,248      $   4,487      $(18,916)     $    84,819
                                        ===========      =========      ========      ===========
Long-lived assets .................     $   297,629      $  41,557      $ 35,122      $   374,308
                                        ===========      =========      ========      ===========
Total assets ......................     $   939,311      $ 114,770      $(18,660)     $ 1,035,421
                                        ===========      =========      ========      ===========
Capital expenditures ..............     $   133,303      $  18,554      $ 16,817      $   168,674
                                        ===========      =========      ========      ===========

         The Company operates in the following geographic areas: the United States, Mexico, Malaysia, Scotland, China and Other. Sales to unaffiliated customers are based on the Company's manufacturing location providing services. The following table sets forth information concerning these geographic areas (in thousands):



                                                YEAR ENDED
                                                AUGUST 31,
                                                ----------

                               1997                1998                1999
                            ----------          ----------          ----------
Revenue
  United States .....       $  682,333          $  869,849          $1,341,927
  China .............          200,542             206,871             238,045
  Mexico ............               --              41,570             197,039
  Malaysia ..........           87,919             143,431             138,715
  Scotland ..........          207,850             211,907             140,452
  Other .............               --              10,617             182,213
                            ----------          ----------          ----------
                             1,178,644           1,484,245           2,238,391
                            ==========          ==========          ==========

Long-lived assets:
  United States .....          100,960             136,796             189,172
  Mexico ............               --              30,499              63,344
  China .............           33,291              37,402              41,557
  Malaysia ..........           16,749              27,235              27,272
  Scotland ..........           22,196              27,821              34,170
  Other .............               --              13,973              18,793
                            ----------          ----------          ----------
                               173,196             273,726             374,308
                            ==========          ==========          ==========


8.       FOREIGN CURRENCY EXCHANGE CONTRACTS

         The purpose of the Company's foreign currency hedging activity is to protect the Company from the risk that the eventual dollar net cash flows resulting from the sale and purchase of products in foreign currencies will be adversely affected by changes in the exchange rates. It is the Company's policy to utilize derivative financial instruments to reduce foreign exchange risks where internal netting strategies cannot be effectively employed. The Company does not hold or issue financial instruments for trading purposes. Fluctuations in the value of hedging instruments are offset by fluctuations in the underlying exposures being hedged, and deferred gains and losses on these contracts are recognized when the future purchases and sales being hedged are realized.

         The Company had no foreign currency exchange contracts outstanding at August 31, 1999, with $5 million outstanding at August 31, 1998 related to the United Kingdom. Unrealized gains and losses on these contracts were not material.


9.       COMMITMENTS AND CONTINGENCIES

      a. LEASE AGREEMENTS

         The Company leases certain facilities and computer services under non-cancelable operating leases. The future minimum lease payments under noncancelable operating leases outstanding August 31, 1999 are as follows (in thousands):

         FISCAL YEAR ENDING AUGUST 31,
         -----------------------------
                  2000 ....................................   $14,626
                  2001 ....................................    12,777
                  2002 ....................................    11,640
                  2003 ....................................     8,971
                  2004 ....................................     8,364
                  Thereafter ..............................    32,970
                                                              -------
                  Total minimum lease payments.............   $89,348
                                                              =======

         Total rent expense for operating leases was approximately $5.7 million, $7.7 million, and $14.7 million for the years ended August 31, 1997, 1998, and 1999, respectively.

      b. LITIGATION

         The Company is party to certain lawsuits in the ordinary course of business. Management does not believe that these proceedings individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

         The Company was named as a defendant, along with 87 other companies engaged in the electronics and other industries, in a patent infringement lawsuit filed by the Lemelson Medical, Education & Research Foundation Limited Partnership ("Lemelson") in the U.S. District Court for the District of Arizona on February 26, 1999. The defendants include suppliers, customers and competitors of ours. The complaint alleges that Jabil and the other defendants are each infringing as many as 18 patents held by Lemelson relating to the defendants' manufacturing processes and products. The complaint seeks to enjoin the defendants from further alleged acts of infringement, an unspecified amount of damages to compensate Lemelson for alleged past infringement, together with interest and costs, such damages to be trebled due to alleged willful infringement, reasonable attorney's fees, and such other relief that the court may award. The Company, along with several other defendants, jointly hired legal counsel to represent them in the litigation and filed an answer to the complaint denying the substantive allegations in the complaint and raising various affirmative defenses. Lemelson has offered to license the patents alleged to be infringed. Based on the Company's understanding of the terms that Lemelson has made available to certain licensees, management believes that obtaining a license from Lemelson under the same or similar terms would not have a material adverse effect on the Company's results of operations or financial condition. The Company has not yet determined, however, whether to seek such a license, and cannot assure you that, if sought, it would be offered the same or similar terms or that the ultimate resolution of this matter will not have a material adverse effect on the Company.

      c. OTHER

         Prior to the merger with the Company, GET entered into an agreement with the minority owner of one of its subsidiaries with respect to the income distribution of that subsidiary. According to the agreement, the minority interest is entitled to the income of that subsidiary up to a specified annual maximum before income may be distributed to the Company. The amount of the maximum distribution averages $179,000 per year. No distribution was made during 1999 since the subsidiary has accumulated losses carried forward. On September 22, 1999, the Company entered into an agreement with the minority shareholder to acquire their interest in the subsidiary for $4,500,000. During the year, the Company paid $175,000 of management fees to the minority owner.


10.      ACQUISITIONS

         On August 3, 1998 the Company acquired certain assets (primarily raw material inventory and property, plant and equipment) relating to the LaserJet Formatter Manufacturing Organization business unit of Hewlett-Packard Company located in Boise, Idaho, and Bergamo, Italy. The acquisition price was approximately $80 million and was accounted for under the purchase method of accounting. The acquisition resulted in goodwill and other intangible assets of approximately $11.2 million, which is being amortized on a straight-line basis over ten years.

         Simultaneously, the Company entered into a manufacturing arrangement to continue to produce the Laserjet circuit board assemblies being produced by the Hewlett-Packard operations in Boise and Bergamo.

         In conjunction with the HP Acquisition, the Company recorded an acquisition-related charge of $20.8 million consisting of an in-process technology write-off of $6.5 million, work force related payments of $10.0 million, and $4.3 million of other expenses.

         On September 1, 1999 the Company, through its Jabil Global Services subsidiary, acquired the net assets of EFTC Services, Inc., an electronic product service and repair business. Jabil Global Services will continue to offer repair and warranty services for existing and future customers from its hub-based operations in Memphis, Tennessee; Louisville, Kentucky; and Tampa, Florida. The purchase price of approximately $28 million was paid in cash. The acquisition will be accounted for as a purchase.

         On September 13, 1999, the Company issued approximately 10.2 million shares of its common stock for all of the outstanding common stock of GET Manufacturing, Inc. ("GET"), a China-based electronics manufacturing services provider to original equipment manufacturers serving the consumer electronics, telecommunications, medical and computer peripheral industries. The transaction was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements for all periods presented have been restated to reflect the merger with GET (see note 1).


11.      NEW ACCOUNTING PRONOUNCEMENTS

         During 1997 and 1998, the Financial Accounting Standards Board ("FASB") issued several Statements of Financial Accounting Standards (Statements) which are pending implementation by the Company. They are as follows:

Statement 133 - Accounting for Derivative Instruments and Hedging Activities. Statement 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company is currently evaluating this Statement and has yet to form an opinion on whether its adoption will have any significant impact on the Company's consolidated financial statements. The Company will be required to implement Statement 133 for its fiscal year ending August 31, 2001.

Statement of Position 98-5 Reporting on the Costs of Start Up Activities. SOP 98-5 establishes standards on the financial reporting of start-up costs and organization costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. As the Company has historically made a practice of expensing costs related to both the establishment of greenfield manufacturing facilities and the set-up of production lines as such costs are incurred, it does not anticipate that the adoption of SOP 98-5 will have any material impact on its consolidated financial statements.

                                                                    SCHEDULE II



                      JABIL CIRCUIT, INC. AND SUBSIDIARIES

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                                                              ADDITIONS
                                                             BALANCE AT      CHARGED TO                       BALANCE AT
                                                             BEGINNING        COSTS AND                        END OF
                                                             OF PERIOD        EXPENSES       WRITE-OFFS        PERIOD
                                                             ----------      ----------      ----------       ----------
YEAR ENDED AUGUST 31, 1997:

 Allowance for uncollectible accounts receivable ...          $ 2,177          $1,520          $    1          $ 3,696
 Reserve for excess and obsolete inventory .........          $ 9,074          $5,346          $2,860          $11,560
                                                              =======          ======          ======          =======
YEAR ENDED AUGUST 31, 1998:
 Allowance for uncollectible accounts receivable ...          $ 3,696          $1,677          $1,425          $ 3,948
 Reserve for excess and obsolete inventory .........          $11,560          $6,133          $5,500          $12,193
                                                              =======          ======          ======          =======
YEAR ENDED AUGUST 31, 1999:
 Allowance for uncollectible accounts receivable ...          $ 3,948          $1,246          $  555          $ 4,639
 Reserve for excess and obsolete inventory .........          $12,193          $6,233          $5,557          $12,869
                                                              =======          ======          ======          =======















                 See accompanying independent auditors' report.





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